EXHIBIT 10-AAkk

TECH DATA CORPORATION

(hereinafter called the “Company”)

THE AMENDED AND RESTATED

2000 EQUITY INCENTIVE PLAN OF TECH DATA CORPORATION,

(hereinafter called the “Plan”)

NOTICE OF GRANT AND GRANT AGREEMENT

I. NOTICE OF EQUITY GRANT.

Name/Participant:	<name>

Type of Grant:	PRSU

Country:	<USA>

Geographic area applicable:	<Americas, EMEA, or Worldwide>

Date of Grant :	June 6, 2006

Grant Number:	<grant number>

Total Shares Granted:	Refer to Appendix A

Grant Price:	US $35.09

Performance Period Expiration Date	January 31, 2008

Vesting Schedule:

Except as may otherwise be set forth herein, all or a portion (which may be zero) of the Restricted Stock Units subject to the Performance Grant shall vest based upon the level of attainment of the Performance Goals determined using the Performance Measure and during the Performance Period specified in Appendix A, as determined by the Committee.

II. AGREEMENT

For valuable consideration, the receipt of which is hereby acknowledged (electronically or using a method accepted by the Company), the Company hereby grants to the Participant the following Performance Grant in the form of Restricted Stock Units (hereinafter called the “PRSU”) in accordance with the following terms:

Section 1. Definitions. Unless otherwise defined herein, the terms defined in this Agreement shall have the same defined meanings as in the Plan. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail. The following additional terms shall be defined as follows:

“Agreement” means this agreement between the Participant and the Company setting forth the terms and conditions of the grant of this PRSU and includes Part I, Notice of Equity Grant and Part II, Agreement.

“Grant Price” means the Fair Market Value of a Share on the date on which this PRSU is granted to the Participant, as specified in Part I.

“Share” means one (1) share of Common Stock (as defined in Section 2(g) of the Plan).

Section 2. Grant of PRSU. Subject to the terms and conditions hereinafter set forth and the adjustments of Section 7 of this Agreement, the Participant is hereby granted PRSUs under Section 8 of the Plan. Each PRSU represents the prospective contingent right to receive one Share and will, at all times the Agreement is in effect, be equal in value to one Share except that in accordance with Section 8(b) of the Plan, no Grant of a PRSU to any Participant for a fiscal year shall have a value in excess of two and one-half million dollars ($2,500,000) determined using the Fair Market Value of the Award as at the last day of the Performance Period or as at the payment date, whichever valuation is higher.

Section 3. Vesting of PRSU. As set forth in the vesting schedule in Part I, and subject to the provisions of Sections 8 and 10 of this Agreement, the PRSU shall vest based upon the level of attainment of the Performance Goals determined using the Performance Measure and during the Performance Period specified in Appendix A. For Performance Grants made to all Participants, including Covered Employees, the Committee will determine whether and the extent to which the Performance Goals have been attained, and the Participant will become vested in the portion of the PRSU (which may be zero) that corresponds to this attainment level, as set forth in Appendix A. The Committee’s determination will be final and conclusive. Until the Committee has made such a determination, the Performance Goals may not be considered to have been attained for vesting purposes. Further, unless and until all or a portion of the PRSU vests, as determined by the Committee, the Participant will have no right to payment of any part of the PRSU. Prior to actual payment of any part of the PRSU that is vested, the PRSU will represent an unsecured obligation of the Company in accordance with Section 13(c) of the Plan.

Section 4. Non-Transferability of PRSU. All rights with respect to this PRSU are exercisable during the Participant’s lifetime only by the Participant and the PRSU may not be transferred, assigned, pledged or hypothecated in any manner other than by will or by applicable laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or Rules thereunder.

Section 5. Delivery of Shares. Subject to the other terms of the Plan and this Agreement, within a reasonable time following the date that the Committee determines the extent to which the Performance Goals have been attained (the “Vesting Date”), the Company will issue or cause to be delivered to the Participant (or if any other individual or individuals then hold this PRSU, to such individual or individuals) the number of Shares the Participant is entitled to receive as a result of the vesting of the PRSU (subject to the dollar limitation in Section 2, above), registered in the name of the Participant (or the name or names of the individual or individuals that then hold the PRSU, either alone or jointly with another person or persons with rights of survivorship, as such individual or individuals shall prescribe in writing or other methods allowed to the Company), but in any event, within the period ending on the later to occur of the date that is 2 1/2 months from the end of (i) the Participant’s tax year that includes the Vesting Date, or (ii) the Company’s tax year that includes the Vesting Date (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A (“Section 409A”) of the Code. Not withstanding the foregoing, the delivery of Shares upon vesting of a PRSU may be delayed under the following circumstances:

(i) if the amount to be paid would violate a loan covenant to which the Company is a party, and the violation is expected to cause material harm to the Company provided, however, that the distribution will occur at the earliest date it is reasonable to expect that the payment will not cause material harm;

(ii) if the amount to be paid or delivered is reasonably likely to violate federal or applicable state securities laws; provided, however, that the payment or delivery will occur at the earliest date the Company reasonably anticipate that the distribution will not cause a violation; or

(iii) if the amount to be paid to a Participant is subject to a bona fide dispute; provided, however, that the distribution occurs during the first calendar year in which the Participant and the Company enter into legally binding settlement agreement or pursuant to a final non-appealable judgment or other binding decision.

The delivery of Shares upon vesting of a PRSU shall be deemed effected for all purposes when a stock transfer agent shall have deposited such Shares according to the delivery instructions provided by Participant (or if any other individual or individuals then hold this PRSU, by such other individual or individuals). Fractional Shares shall not be issued pursuant to the vesting of a PRSU.

Section 6. Tax Withholding Obligations. To meet the obligations of the Company or affiliates of the Company with respect to withholding of any and all income tax (including federal, state and local taxes), social insurance contributions, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) under any domestic or foreign federal, state or local statute, ordinance, rule, or regulation in connection with any aspect of the PRSUs, including, but not limited to, grant, vesting, the subsequent sale of any Shares acquired at vesting or the receipt of any dividends, the Committee may require that the Company withhold a number of whole Shares otherwise deliverable to Participant having a Fair Market Value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without adverse accounting consequences) of the Participant’s estimated total obligation for Tax-Related Items associated with any aspect of the PRSU. The Committee may also, in lieu of or in addition to the foregoing, at its sole discretion, (i) require the Participant to deposit with the Company an amount of cash sufficient to meet his or her obligation for Tax-Related Items, (ii) withhold the required amount from the Participant’s pay during the pay periods next following the date on which any such applicable tax liability otherwise arises, and/or (iii) sell or arrange for the sale of Shares to be issued on the vesting of the PRSU to satisfy the Participant’s obligation for Tax-Related Items. If the Participant’s and/or the Company’s withholding obligation for Tax-Related Items is satisfied as described in (iii) of this section, the Company will endeavor to sell only the number of Shares required to satisfy the Participant’s and/or the Company’s withholding obligation for Tax-Related Items; however, the

Participant agrees that the Company may sell more Shares than necessary to cover the Tax-Related Items. The Company shall not deliver any of the Shares until and unless the Participant has made the deposit required herein or proper provision for required withholding has been made. The Participant hereby consents to any action reasonably taken by the Company to meet his or her obligation for Tax-Related Items.

Section 7. Adjustments Upon Changes in Capitalization. The existence of this PRSU shall not affect in any way the right or power of the Company or its stockholders to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the shares subject to PRSUs; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or outstanding assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

If the Company shall affect any increase or decrease in the number of issued and outstanding shares of Common Stock through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock, then and in such event an appropriate adjustment shall be made in the number of shares of Common Stock subject to this PRSU so that the same percentage of the Company’s issued and outstanding shares of Common Stock shall remain subject to the PRSU, as adjusted for such transaction in the manner determined by the Board.

Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of shares of Common Stock subject to the PRSU.

Section 8. Effect of Certain Transactions. In the event of a Change in Control, as defined in the Plan, except as the Board, comprised of a majority of Continuing Directors, may expressly provide otherwise, and notwithstanding any other provision of the Plan to the contrary, the target amount of the PRSUs, as set forth in Appendix A, then outstanding shall become fully vested as of the date of the Change in Control, whether or not then vested. The remaining amount of the outstanding PRSUs shall terminate as of the date of the Change in Control, unless otherwise provided by the Board, comprised of a majority of Continuing Directors.

Section 9. Rights of Participant. No person shall, by virtue of the granting of this PRSU to the Participant, be deemed to be a holder of any Shares underlying the PRSU or be entitled to the rights or privileges of a holder of such Shares unless and until this PRSU has vested with respect to such Shares and the Shares have been issued pursuant to the vesting of this PRSU.

The Participant shall not by virtue of the granting of this PRSU have any claim or right to be granted a PRSU in the future or to participate in any other compensation plan, program or arrangement of the Company.

The granting of this PRSU shall not impose upon the Company any obligations to employ or to continue to employ the Participant; and the right of the Company to terminate the employment of the Participant shall not be diminished or affected by reason of the fact that this PRSU has been granted to the Participant.

Nothing herein contained shall impose any obligation upon the Participant to accept the grant of this PRSU.

At all times while any portion of this PRSU is outstanding, the Company shall reserve and keep available, out of shares of its authorized and unissued Common Stock or reacquired Shares, a sufficient number of Shares to satisfy the requirements of this PRSU; comply with the terms of this PRSU promptly upon vesting of the PRSU; and pay all fees or expenses necessarily incurred by the Company in connection with the issuance and delivery of Shares pursuant to the vesting of this PRSU.

Section 10. Termination. The PRSU granted hereunder shall terminate on the earliest to occur of:

(i) termination of employment or other relationship between the Company and the Participant for any reason other than due to the Participant’s death or disability within the meaning of Section 22(e) (3) of the Code (“Disability”); or

(ii) termination of employment or other relationship between the Company and the Participant due to the Participant’s death or Disability within six months of the Date of Grant; or

(iii) the expiration of the Performance Period if and to the extent the Committee determines that the Performance Goals have not been attained during such period.

An employment relationship between the Company and the Participant shall be deemed to exist during any period during which the Participant is employed by the Company or by any Subsidiary. Whether authorized leave of absence or absence on military government service shall constitute termination of the employment relationship between the Company and the Participant shall be determined by the administrator designated by the Committee at the time thereof.

In the event of the death or Disability of the Participant during employment or other relationship with the Company and at least six months after the Date of Grant, the PRSU shall remain outstanding and subject to vesting until the end of the Performance Period specified in Appendix A, at which time, the Committee shall determine the extent, if any, to which the Performance Goals have been attained during the Performance Period. In the case of death of a Participant, any Shares due upon vesting will be delivered to the Participant’s executors, administrators or any person or persons to whom this PRSU may be transferred by will or by laws of descent and distribution, in accordance with Section 5 of this Agreement. If, in the event of the Participant’s death, any beneficiary entitled to receive any Shares due upon vesting is a minor or, if in the event of the Participant’s Disability, the Participant is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for any Shares due upon vesting, such Shares will be paid to such person or institution as the Committee may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

Section 11. No Compensation Deferrals. Neither the Plan nor this Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A of the Code. Instead, it is the intent of this Agreement to satisfy the “short- term deferral exemption described in Treas. Reg. §1.409A-1(b)(4). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that no grants (including without limitation, this PRSU) become subject to Section 409A, provided, however, the Company makes no representation that this PRSU is not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to this PRSU.

Section 12. Electronic Delivery and Acceptance. The Company may in its sole discretion, decide to deliver any documents related to the PRSU granted under the Plan and participation in the Plan, or future PRSUs that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party designated by the Company. If required by local law or by the Company, the Participant may be required to print out, sign and return to the Company the electronic document and/or this Agreement indicating his or her consent to participate in the Plan.

Section 13. Government and Other Regulations; Governing Law. This PRSU is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Participant acknowledges that the Company will not be obligated to issue any Shares hereunder if the grant or vesting thereof or the issuance of such Shares, as the case may be, would constitute a violation by the Participant or the Company of any such law, regulation or order or any provision thereof. The Company shall not be obligated to take any affirmative action in order to cause the vesting of this PRSU or the issuance of Shares pursuant hereto to comply with any such law, regulation, order or provision.

This PRSU is and shall be subject in every respect to the provisions of the Amended and Restated 2000 Equity Incentive Plan of Tech Data Corporation, as amended from time to time, which is incorporated herein by reference and made a part hereof. The Participant hereby accepts this PRSU subject to all the terms and provisions of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee or the Board shall be final, binding and conclusive upon the Participant and his heirs and legal representatives.

This PRSU shall be governed by and construed in accordance with the laws of the State of Florida without regard to its principle of conflict of laws. For purposes of litigating any dispute arising under this Agreement, the parties hereby agree that such litigation shall be conducted in the courts of Pinellas County, Florida.

Section 14. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable

IN WITNESS WHEREOF, the Company has caused this PRSU to be executed, as of the Date of Grant.

TECH DATA CORPORATION

By:
Steven A. Raymund, Chairman of the Board
and Chief Executive Officer

By:
Employee